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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number 33-79544-07



                       CORESTATES HOME EQUITY TRUST 1996-1
             (Exact name of registrant as specified in its charter)


 1345 Chestnut Streets, The Widner Building, 15th Floor, Philadelphia, PA l9l07
                                 (215) 973-3801
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


   Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates and
                             Class A-4 Certificates
            (Title of each class of securities covered by this Form)


                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate of suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)               Rule 12h-3(b)(1)(i)
              Rule 12g-4(a)(1)(ii)              Rule 12h-3(b)(1)(ii)
              Rule 12g-4(a)(2)(i)               Rule 12h-3(b)(2)(i)
              Rule 12g-4(a)(2)(ii)              Rule 12h-3(b)(2)(ii)
                                            /x/ Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
16 Class A-1, 12 Class A-2, 9 Class A-3 and 5 Class A-4

Pursuant to the requirements of the Securities Exchange Act of l934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 3, 1998                             By: /s/ Barbara M. Rothenberg
      ----------------                                 -------------------------
                                                       Barbara M. Rothenberg*
                                                       Attorney-in-Fact


Instruction: This from is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of l934. The registrant shall file with the Commission three copies of Form l5, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be type or printed under the signature.





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*Power of Attorney previously filed as an exhibit to Registrant's Current Report on Form 8-K for the month ended May 31, 1996 and incorporated herein by reference.